EXHIBIT 5


                 Bennett Management & Development Corporation


                                April 10, 1995



Mr. Edson R. Arneault, President         Mr. Michael R. Dunn, President
Mountaineer Park, Inc.                   Winners Entertainment, Inc.
State Route 2 South                      30448 Rancho Viejo Road, Suite 110
Chester, WV 26034                        San Juan Capistrano, CA 92675

RE:  AMENDMENT TO CONSTRUCTION LOAN AGREEMENT DATED JUNE 27,1994
     ("AGREEMENT"), AS AMENDED SEPTEMBER 27,1994, DECEMBER 7,1994 AND FEBRUARY 10, 1995 ("AMENDMENT(S)")

Dear Messrs. Arneault and Dunn:

     In response to the request of the Mountaineer Racetrack & Resort Management Committee by letter from Thomas K Russell dated March 31, 1995, Bennett Management & Development Corporation ("Bennett") hereby agrees to extend certain deadlines contained in the Agreement and Amendments, as follows:

     1). The April 15, 1995 due date for repayment by Winners Entertainment, Inc. ("Winners") of the $700,000 Loan from Mountaineer Park, Inc. ("Mountaineer") authorized pursuant to the December 7, 1994 and February 10, 1995 Amendments shall be extended to October 1, 1995;

     2). The June 15, 1995 due date for repayment of the $800,000 in working capital expenditures by Mountaineer authorized pursuant to the February 10, 1995 Amendment, shall be extended to October 1, 1995, and said February 10, 1995 Amendment shall be further amended to state that the obligor for said $800,000 is Mountaineer and that Winners shall serve only as guarantor for said amount; and

     3). As a result of the extension of the payment due for Loans under the Agreement from July 1, 1995 to November 1, 1995 pursuant to Section
          1.5 of the September 27, 1994 Amendment, the payment due date of October 1, 1995 and the issuance date for additional shares on October 2, 1995 contained in Section 2.2(a) of the Agreement, shall be extended to November 1, 1995 and November 2, 1995, respectively.

     Bennett acknowledges that Mountaineer and Winners will rely upon this amendment for purposes of establishing construction and operating budgets at Mountaineer Racetrack & Resort and for reports required by the West Virginia
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Lottery Commission, the State agency responsible for governing such activities. This amendment is not intended nor shall it alter or amend any other Sections of the Agreement or Amendments. Please execute your acceptance and acknowledgment of these Amendments by your signature below.


                                    Very truly yours,

                                    BENNETT MANAGEMENT & DEVELOPMENT
                                      CORPORATION


                                      /s/ Patrick R. Bennett
                                    ------------------------------------------


                                    PATRICK R. BENNETT
                                    Chief Financial Officer



PRB/ld

MOUNTAINEER PARK, INC.              WINNERS ENTERTAINMENT, INC.


By:    /s/  Edson R. Arneault       By:     /s/  Michael R. Dunn
     ----------------------------        -------------------------------------
     Edson r. Arneault, President        Michael R. Dunn, President




















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